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                                                                    Exhibit 99.1

May 14, 2007

Biosite Incorporated Board of Directors
c/o Mr. Kim D. Blickenstaff
Biosite Incorporated
9975 Summers Ridge Road
San Diego, CA 92121

Dear Members of the Board of Directors of Biosite Incorporated:

We are pleased to submit the following irrevocable and legally binding offer to purchase, by way of a cash tender offer, 100% of the outstanding shares of common stock of Biosite Incorporated ("Biosite") not already owned by Inverness Medical Innovations, Inc. ("Parent") for $92.50 per share in cash (the "Tender Offer"). We anticipate acquiring any shares not purchased in the tender offer through a merger at the same cash price per share as the Tender Offer (the "Merger", and together with the Tender Offer, the "Inverness Offer"). The terms of the Inverness Offer are reflected in this letter, the Merger Agreement (the "Merger Agreement") that we have attached hereto as Exhibit A, and the Non-Competition, Non-Disclosure, and Intellectual Property Assignment Agreements (the "Ancillary Agreements") that we have attached hereto as Exhibit B, each of which has been executed by Parent and Inca Acquisition, Inc. ("Merger Sub"). Our Merger Agreement contains the same Tender Offer and Merger mechanics and conditions to close as the Existing Merger Agreement (as defined below) with Beckman Coulter, and our Ancillary Agreements are the same as those delivered with our irrevocable offer letter dated April 25, 2007. This letter supersedes in its entirety that certain letter dated May 9, 2007 that was sent to the Board at approximately 5:40 p.m. in Pacific Daylight Time and incorporates changes made to respond to various concerns and questions that you raised with respect to such superseded letter.

We believe strongly that the Inverness Offer constitutes a Superior Proposal, as such term is used in the Agreement and Plan of Merger dated as of March 24, 2007, as amended on May 1, 2007, by and among Biosite, Beckman Coulter, Inc., and a subsidiary thereof (the "Existing Merger Agreement"). In connection with the Inverness Offer, please note the following:

FINANCING

We have attached to this letter as Exhibit C a copy of an executed and legally binding Senior Secured Credit Facility Commitment Letter from General Electric Capital Corporation and UBS Loan Finance LLC, and a copy of an executed and legally binding Bridge Facility Commitment Letter from UBS Loan Finance LLC, UBS Securities LLC, and General Electric Capital Corporation (collectively, the "Commitment Letters") for all of the financing necessary to consummate the transaction contemplated by the Inverness Offer.

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May 14, 2007
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BINDING, IRREVOCABLE OFFER

Parent and Merger Sub acknowledge and agree that, subject to the terms outlined herein, the Inverness Offer currently constitutes a legally binding, irrevocable offer by Parent and that Biosite is relying expressly on the irrevocability of the Inverness Offer. However, Inverness may withdraw the Inverness Offer in the event that Biosite does not make a public announcement by 7:00 p.m. in Pacific Daylight Time on Monday, May 14, 2007 to the effect that (i) its Board of Directors has determined that the Inverness Offer constitutes a Superior Proposal as defined in the Existing Merger Agreement, and (ii) its Board of Directors intends to effect a Company Change in Recommendation in support of the Inverness Offer. In addition, Inverness may withdraw the Inverness Offer in the event that Biosite fails to transmit by facsimile transmission the following written notices to Beckman Coulter (with a copy to Inverness by delivering a copy to our counsel referred to in the next paragraph) by 5:00 p.m. in Pacific Daylight Time on Monday, May 14, 2007: (A) the Notice of Recommendation Change (as defined under the Existing Merger Agreement); and (B) the written notice contemplated by Section 7.1(f) of the Existing Merger Agreement stating that the Matching Period (as defined under the Existing Merger Agreement) shall expire no later than 12:01 a.m. Pacific Daylight Time, on Friday, May 18, 2007. Upon any withdrawal under this paragraph, the Inverness Offer will be of no further force and effect.

In the event that the Inverness Offer has not been withdrawn pursuant to the immediately preceding paragraph, the Merger Agreement and Ancillary Agreements shall automatically (and without any further action on the part of Parent or Merger Sub) become legally binding contracts among Parent, Merger Sub and the Company (and, with respect to the Ancillary Agreements, the signatories thereto), if by 5:00 p.m. Pacific Daylight Time, on Friday, May 18, 2007, Biosite (i) validly terminates the Existing Merger Agreement; (ii) executes Amendment No. 4 to the Company Rights Agreement (as defined in the Merger Agreement) and takes all other action necessary to render Amendment No. 4 immediately effective; (iii) executes the Merger Agreement and Ancillary Agreements and receives signature pages from the other parties to the Ancillary Agreements; and (iv) delivers to Goodwin Procter LLP (by email to sduggan@goodwinprocter.com or by facsimile transmission to (617) 523-1231), fully executed copies of the Merger Agreement, together with the disclosure schedules in substantially the form attached hereto as Schedule I, and the Ancillary Agreements executed by the Company and each of the individuals set forth in the Ancillary Agreements. If the Company does not take the actions described above by 5:00 p.m. Pacific Daylight Time, on Friday, May 18, 2007, this irrevocable Inverness Offer shall expire.

As we have stated before, the Inverness Offer represents a compelling combination and excellent strategic fit for both of our companies. Inverness has great respect and admiration for Biosite, including its business, products, R&D efforts, operations, and employees, and this combination would provide significant benefits to the public, particularly in the area of cardiology diagnostics. We remain committed to maintaining and improving relationships with all current Biosite customers and suppliers following consummation of our proposed merger. In the case of Beckman Coulter, we expect to expand the current relationship.

Our purchase price of $92.50 per share delivers significantly more value to Biosite's shareholders than does the Beckman transaction. Our ability to consummate the transactions contemplated by the Inverness Offer is clear. Our financing is secure. We have a proven track record of executing and completing acquisition transactions. For all these reasons, we believe that Biosite's Board of Directors should, with all due speed, act for the benefit of Biosite's

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May 14, 2007
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shareholders, and determine that the Inverness Offer is a Superior Proposal to that set forth in the Existing Merger Agreement. In connection with submitting our Offer, we expect that there have not been and there will not be any amendments to any of Biosite's material agreements, including those with suppliers, customers and strategic partners.

Our legal advisors have advised us that due to the material nature of our binding offer we are required by law and stock exchange rules to publicly disclose the contents of this letter.

Sincerely,

/s/ Ron Zwanziger

Ron Zwanziger
Chairman, President and Chief Executive Officer